BARK Reports Fiscal Fourth Quarter and Full Year 2026 Results

Announces Authorization of $40 Million Share Repurchase Program
to be Funded by Ongoing Free Cash Flow

NEW YORK, June 9, 2026 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced its financial results for the fiscal fourth quarter and full year ended March 31, 2026.

Fiscal Fourth Quarter 2026 Highlights
•Revenue was $86.6 million, down 25.0% year-over-year, reflecting a deliberate $4.7 million reduction in marketing investment as the Company prioritized bottom-line durability over near-term subscriber growth.
•Direct to Consumer (“DTC”) revenue was $74.0 million, a 26.0% decrease year-over-year. The decrease is related to the dynamic described above. Included in this revenue is $3.1 million of revenue from BARK Air.
•Commerce revenue was $12.5 million, an 18.3% decrease year-over-year, largely due to timing differences of retail shipments. Commerce revenue grew as a share of total revenue, advancing the Company's diversification strategy.
•Gross profit was $54.3 million, a 26.0% decrease year-over-year.
•Gross margin was 62.7%, as compared to 63.6% in the same period last year. The year-over-year decline is largely related to increased tariffs, and Commerce representing a greater share of total revenue.
•Advertising and marketing expenses were $12.6 million as compared to $17.3 million in the same period last year.
•General and administrative ("G&A") expenses were $53.9 million, as compared to $62.7 million last year. This decrease was largely driven by a reduction in headcount.
•Net loss was $(12.7) million, as compared to $(6.1) million in the same period in the previous year.
•Adjusted EBITDA was $3.2 million, as compared to $5.2 million in the same period last year.
•Net cash used in operating activities was $(1.4) million. Free cash flow, defined as net cash used in operating activities less capital expenditures, was $(2.1) million.

Full Year 2026 Highlights
•Revenue was $394.8 million, an 18.5% decrease year-over-year, reflecting a deliberate $24.5 million reduction in marketing investment as the Company prioritized bottom-line durability over subscriber growth volume in light of historic tariff levels and macroeconomic uncertainty.

•Direct to Consumer (“DTC”) revenue was $324.9 million, a 21.9% decrease compared to the prior year, largely related to the item described above. Included in this revenue is $12.4 million of revenue from BARK Air.
•Commerce revenue was $69.9 million, a 2.3% increase compared to the prior year.
•Gross profit was $241.9 million, a 19.9% decrease year-over-year.
•Gross margin was 61.3%, as compared to 62.4% in the prior year. The year-over-year decline is largely related to increased tariffs, and Commerce representing a greater share of total revenue. DTC gross margin expanded 230 basis points year-over-year to 68.4% (excluding BARK Air), reflecting the improved quality of the subscriber base following the deliberate reduction of lower ROI acquisition spending described above.
•Advertising and marketing expenses were $59.2 million as compared to $83.8 million in the prior year.
•General and administrative ("G&A") expenses were $222.9 million, as compared to $253.4 million in the prior year. The reduction is largely the result of reduced headcount.
•Net loss was $(39.0) million, as compared to $(32.9) million in the prior year.
•Adjusted EBITDA was $0.2 million, compared to $5.4 million in the prior year.
•Net cash used in operating activities was $(23.2) million. Free cash flow, defined as net cash used in operating activities less capital expenditures, was $(26.6) million.

Executive Commentary – Matt Meeker, Co-Founder and Chief Executive Officer

"We set out to do a few important things in fiscal 2026: manage our net loss despite declining revenue, sustain positive adjusted EBITDA amidst historic tariff and macroeconomic volatility, and accelerate the diversification of our revenue to build a more resilient business. As our results demonstrate, we believe we have delivered on each. This is our second consecutive year of positive adjusted EBITDA and Commerce and BARK Air collectively represented 21% of total revenue, up from 15% last year, reducing our reliance on any single channel."

"We made a conscious decision to stop spending on subscribers we couldn't retain profitably. The subscriber base we enter fiscal 2027 with is smaller but meaningfully stronger, and as we reinvest in marketing this year, we expect to see DTC revenue return to growth in the second half of the fiscal year. We also made the decision to exit our kibble and toppers lines, a category where scale economics favor players far larger than us, so we can concentrate fully on the toys, treats, and experiences that we believe represent BARK's genuine competitive advantage."

"We began fiscal 2027 debt-free, with a leaner cost structure and a clearer strategy. Over the past decade we've built an exceptional supply chain and direct customer relationships that few consumer companies of our scale can claim — and we're more excited about this business than we have been in years. That conviction is reflected in the share repurchase program authorized by our Board of Directors."

Balance Sheet Highlights
•The Company’s cash and cash equivalents balance as of March 31, 2026 was $19.3 million.

•The Company's inventory balance as of March 31, 2026 was $75.5 million, a $12.6 million decrease compared to the prior year.

Share Repurchase Program
The Company today announced that its Board of Directors has authorized a share repurchase program of up to $40 million of the Company's common stock to be funded by ongoing free cash flow. Repurchases may be made from time to time through open market transactions, privately negotiated transactions, or other means, in accordance with applicable securities laws and regulations. The timing, price, and volume of repurchases will be determined by management and depend on a number of factors including, but not limited to, stock price, trading volume, and general market conditions, along with the Company's financial position, available cash on hand and any available surplus, working capital requirements, general business conditions and other factors. The repurchase program does not obligate the Company to repurchase any specific dollar amount or number of shares and may be modified, suspended, or discontinued at any time. Throughout the execution of this program, the Company is committed to retaining the financial flexibility it needs to invest in its core operations.

“Our debt-free balance sheet and improving free cash flow profile give us the flexibility to invest in the business and return capital to shareholders simultaneously,” added Meeker. “This authorization reflects the Board's conviction in the long-term value of BARK and our confidence in the path ahead.”

Fiscal First Quarter and Full Year 2027 Financial Outlook
Based on current market conditions as of June 9, 2026, BARK is providing guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure, as follows.

For the first quarter of fiscal 2027, the Company expects:
•Total revenue of $77.0 million to $79.0 million, as compared to $102.9 million last year. The year-over-year decline is largely due to the Company carrying fewer DTC subscribers into the year, as it reduced marketing spend in fiscal 2026 in light of tariffs and macroeconomic uncertainty.
•Adjusted EBITDA of $0.0 million to $1.0 million, versus $0.1 million last year.

For the full year of fiscal 2027, the Company expects:
•Total revenue of $325.0 million to $340.0 million, as compared to $394.8 million last year. The year-over-year decline primarily reflects the smaller DTC subscriber base entering fiscal 2027 following the deliberate marketing pullback in fiscal 2026. Commerce and BARK Air are expected to collectively represent over $100 million of revenue, with Commerce growing as a percentage of total revenue as the Company expands across wholesale and marketplace channels.
•Adjusted EBITDA of $7.0 million to $10.0 million, as compared to $0.2 million in fiscal 2026.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal fourth quarter and full year 2026 results will be held today, June 9, 2026, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 1-888-596-4144 for U.S. participants and 1-646-968-2525 for international participants. The conference call passcode is 5515653. A live audio webcast of the call will be available at https://investors.bark.co/events-and-presentations/ and will be archived for one year.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, expectations, commitments, objectives and goals, or use of the stock repurchase plan. Actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; spending on pets not increasing at projected rates; customers not increasing their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and services and channel distribution; competition and the uncertain effects of global or macroeconomic events or challenges, in particular the imposition of tariffs.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Total Orders
We define Total Orders as the total number of Direct to Consumer orders shipped in a given period. These include all orders across all of our product categories, regardless of whether they are purchased on a subscription, auto-ship, or one-off basis. Total Orders excludes orders from BARK Air. We use Total Orders as an indicator of customer interest and demand.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Total Orders for the same period. AOV excludes Direct to Consumer revenue from BARK Air. We use AOV to provide insight into customer spending patterns.

Key Performance Indicators

	Three Months Ended March 31,		Fiscal Year Ended March 31,

	2026	2025	2026	2025
Total Orders (in thousands)	2,270	3,166	10,060	13,210
Average Order Value	$31.25	$31.05	$31.06	$31.04
Direct to Consumer Gross Profit (in thousands)(1)	$49,188	$66,085	$213,620	$271,012
Direct to Consumer Gross Margin (1)	69.3%	67.2%	68.4%	66.1%
(1) Direct to Consumer Gross Profit and Direct to Consumer Gross Margin do not include the revenue or cost of goods sold from BARK Air.

BARK, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2026	2025	2026	2025
REVENUE	$86,565	$115,410	$394,843	$484,182
COST OF REVENUE	32,280	42,060	152,958	182,194
Gross profit	54,285	73,350	241,885	301,988
OPERATING EXPENSES:
General and administrative	53,907	62,671	222,850	253,380
Advertising and marketing	12,572	17,296	59,213	83,756
Total operating expenses	66,479	79,967	282,063	337,136
LOSS FROM OPERATIONS	(12,194)	(6,617)	(40,178)	(35,148)

INTEREST INCOME	102	915	1,880	4,926
INTEREST EXPENSE	(20)	(714)	(1,856)	(2,788)
OTHER INCOME (EXPENSE)—NET	(549)	349	1,146	132
NET LOSS BEFORE INCOME TAXES	(12,661)	(6,067)	(39,008)	(32,878)
PROVISION FOR INCOME TAXES	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(12,661)	$(6,067)	$(39,008)	$(32,878)

DISAGGREGATED REVENUE
(In thousands)

	Fiscal Year Ended
	March 31,
	2026	2025	2024
Revenue
Direct to Consumer:
Toys & Accessories(1)	$189,399	$262,307	$284,676
Consumables(1)	123,129	147,683	151,770
Other(2)	12,399	5,847	—
Total Direct to Consumer	$324,927	$415,837	$436,446
Commerce	69,916	68,345	53,738
Revenue	$394,843	$484,182	$490,184

(1) The allocation between Toys & Accessories and Consumables includes estimates and was determined utilizing data on stand-alone selling prices that the Company charges for similar offerings, and also reflects historical pricing practices.
(2) Other Direct to Consumer revenue is derived from BARK Air.

GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2026	2025	2026	2025
Direct to Consumer:(1)
Revenue	$74,023	$100,060	$324,927	$415,837
Cost of revenue	24,829	34,081	111,186	145,011
Gross profit	49,194	65,979	213,741	270,826
Commerce:
Revenue	12,542	15,350	69,916	68,345
Cost of revenue	7,451	7,979	41,772	37,183
Gross profit	5,091	7,371	28,144	31,162
Consolidated:
Revenue	86,565	115,410	394,843	484,182
Cost of revenue	32,280	42,060	152,958	182,194
Gross profit	$54,285	$73,350	$241,885	$301,988

(1) Direct to Consumer segment gross profit includes revenue and cost of revenue from BARK Air.

BARK, INC.
CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	March 31,	March 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,282	$94,022
Accounts receivable—net	12,318	9,453
Prepaid expenses and other current assets	14,599	10,036
Inventory	75,545	88,126
Total current assets	121,744	201,637
PROPERTY AND EQUIPMENT—NET	17,183	21,475
INTANGIBLE ASSETS—NET	1,569	5,426
OPERATING LEASE RIGHT-OF-USE ASSETS	24,799	28,277
OTHER NONCURRENT ASSETS	4,695	3,820
TOTAL ASSETS	$169,990	$260,635
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,130	$20,364
Operating lease liabilities, current	5,211	5,798
Accrued and other current liabilities	20,834	34,054
Deferred revenue	22,223	21,251
Current portion of long-term debt	—	42,573
Total current liabilities	65,398	124,040
OPERATING LEASE LIABILITIES	32,466	36,802
OTHER LONG-TERM LIABILITIES	108	267
Total liabilities	97,972	161,109
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY (1):
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 8,683,336 shares issued and outstanding as of March 31, 2026 and 500,000,000 shares authorized; 8,486,645 shares issued and outstanding as of March 31, 2025.	1	1
Treasury stock, at cost, 865,161 and 799,630 shares, respectively	(26,500)	(24,730)
Additional paid-in capital	517,372	504,022
Accumulated deficit	(418,855)	(379,767)
Total stockholders’ equity	72,018	99,526
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$169,990	$260,635

(1) Share amounts in this press release have been retroactively adjusted to reflect the 1-for-20 reverse stock split that became effective on April 1, 2026.

BARK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year ended
	March 31,	March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(39,008)	$(32,878)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation & amortization	9,102	11,222
Impairment of assets	1,065	3,599
Amortization of deferred financing fees and debt discount	307	412
Bad debt expense	74	—
Stock-based compensation expense	14,351	12,735
Loss on disposal of assets	534	23
Provision for inventory obsolescence	1,470	1,587
Change in fair value of warrant liabilities and derivatives	(913)	521
Paid in kind interest on convertible notes	—	2,235
Non-cash lease expense	4,271	4,516
Changes in operating assets and liabilities:
Accounts receivable	(2,940)	(1,756)
Inventory	11,110	(5,535)
Prepaid expenses and other current assets	(1,577)	(986)
Other assets	(629)	(1,547)
Accounts payable and accrued expenses	(13,389)	11,691
Deferred revenue	977	(4,707)
Operating lease liabilities	(5,717)	(5,294)
Other liabilities	(2,246)	(2,917)
Net cash used in operating activities	(23,158)	(7,079)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(3,416)	(6,157)
Net cash used in investing activities	(3,416)	(6,157)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of restricted stock units held for taxes	(1,454)	(2,867)
Payment of finance lease obligations	(59)	(225)
Proceeds from the exercise of stock options	74	1,358
Proceeds from issuance of common stock under ESPP	359	425
Payments to repurchase common stock	(1,770)	(18,505)
Excise tax from stock repurchases	20	(56)
Payments of long-term debt	(42,880)	—
Net cash used in financing activities	(45,710)	(19,870)

Effect of exchange rate changes on cash	(81)	(69)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(72,365)	(33,174)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	97,531	130,705
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$25,166	$97,531

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	19,282	94,022
Restricted cash—prepaid expenses and other current assets, other noncurrent assets	5,884	3,509
Total cash, cash equivalents and restricted cash	$25,166	$97,531

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,833	$100
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable and accrued liabilities	$—	$182
Establishment of operating lease	$794	$—

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. GAAP. However, management believes that Adjusted Net Loss, Adjusted Net Income (Loss) Margin, Adjusted Net Income (Loss) Per Common Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Income (Loss) as net loss, adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax income, (4) restructuring charges related to reduction in force payments, (5) gain on extinguishment of debt, (6) litigation expenses (consisting of legal and related fees for a specific proceeding that is outside of our ordinary course of business), (7) warehouse restructuring costs, (8) non-cash impairment of previously capitalized software and cloud computing implementation costs, (9) technology modernization costs, (10) product line exit costs, (11) transaction costs, (12) headquarters transition costs and (13) other items (as defined below).

We calculate Adjusted Net Income (Loss) Margin by dividing Adjusted Net Income (Loss) for the period by Revenue for the period. We calculate Adjusted Net Income (Loss) Per Common Share by dividing Adjusted Net Income (Loss) for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income, (2) interest expense (3) depreciation and amortization expense, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) capitalized cloud computing amortization, (7) sales and use tax income, (8) restructuring charges related to reduction in force payments, (9) gain on extinguishment of debt, (10) litigation expenses (consisting of legal and related fees for a specific proceeding that is outside of our ordinary course of business), (11) warehouse restructuring costs, (12) non-cash impairment of previously capitalized software and cloud computing implementation costs, (13) technology modernization costs, (14) product line exit costs, (15) transaction costs, (16) headquarters transition costs and (17) other items (as defined below).

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by revenue for the period.
We calculate Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures.
The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provide meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they is measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense, and (5) Free cash flow does not represent the total residual cash flow available for discretionary purposes and does not reflect our future contractual commitments. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net loss and other results stated in accordance with U.S. GAAP.

Adjusted Net Income (Loss)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
	(in thousands, except per share data)
Net loss	$(12,661)	$(6,067)	$(39,008)	$(32,878)
Stock-based compensation expense	3,471	2,964	14,351	12,735
Change in fair value of warrants and derivatives	—	(130)	(913)	521
Sales and use tax income (1)	—	(418)	(950)	(2,417)
Restructuring	3,316	1,215	3,835	3,829
Litigation expenses (2)	523	733	1,168	1,839
Warehouse restructuring costs	518	1,448	2,522	4,738
Impairment of assets	14	1,457	1,079	3,599
Technology modernization (3)	463	650	1,521	2,400
Product line exit costs (4)	2,774	—	2,774	—
Strategic transaction costs (5)	1,666	—	1,666	—
Headquarters transition (6)	534	—	534	—
Other items (7)	—	488	317	1,316
Adjusted net income (loss)	$618	$2,340	$(11,104)	$(4,318)
Net loss margin	(14.63)%	(5.26)%	(9.88)%	(6.79)%
Adjusted net income (loss) margin	0.71%	2.03%	(2.81)%	(0.89)%
Adjusted net income (loss) per common share - basic and diluted	$0.07	$0.01	$(1.30)	$(0.02)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	8,678,034	8,690,648	8,542,502	8,719,978

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net loss	$(12,661)	$(6,067)	$(39,008)	$(32,878)
Interest income	(102)	(915)	(1,880)	(4,926)
Interest expense	20	714	1,856	2,788
Depreciation and amortization expense	1,904	2,838	9,102	11,222
Stock-based compensation expense	3,471	2,964	14,351	12,735
Change in fair value of warrants and derivatives	—	(130)	(913)	521
Cloud computing amortization	728	248	2,237	594
Sales and use tax income (1)	—	(418)	(950)	(2,417)
Restructuring	3,316	1,215	3,835	3,829
Litigation expenses (2)	523	733	1,168	1,839
Warehouse restructuring costs	518	1,448	2,522	4,738
Impairment of assets	14	1,457	1,079	3,599
Technology modernization (3)	463	650	1,521	2,400
Product line exit costs (4)	2,774	—	2,774	—
Strategic transaction costs (5)	1,666	—	1,666	—
Headquarters transition (6)	534	—	534	—
Other items (7)	—	488	317	1,316
Adjusted EBITDA	$3,168	$5,225	$211	$5,360
Net loss margin	(14.63)%	(5.26)%	(9.88)%	(6.79)%
Adjusted EBITDA margin	3.66%	4.53%	0.05%	1.11%

(1)Sales and use tax income relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax. Subsequently, as certain of these liabilities are waived by tax authorities or the applicable statute of limitations expires, the related accrued liability is reversed.

(2)Litigation expenses related to a shareholder class action complaint, see Item 3. Legal Proceedings.

(3)Includes consulting fees related to technology transformation activities, and payroll costs for employees that dedicate significant time to this project. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time unification of our product offerings on our new commerce platform. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business.

(4)In January of 2026, we made the decision to discontinue all kibble products as well as certain dental and treat products. The decision was made to streamline focus to prioritize our core toy identity while improving operational efficiency and our profitability profile. Accordingly, we believe that these costs are discrete and non-recurring in nature. Exit costs of $2.8 million were recorded in cost of revenues in the consolidated statement of operations.

(5)Represents strategic transaction costs, which include investment banking fees, legal due diligence and related documentation costs, and finance and accounting diligence and documentation costs.

(6)In February of 2026, we relocated our corporate headquarters. As part of the relocation we recorded a $0.5 million loss on the disposal of furniture and fixtures, and other equipment. We believe this loss is discrete and non-recurring in nature, as it relates to a one-time headquarter transition and not reflective of ongoing trends in the cost of doing business.

(7)For the three months ended March 31, 2025, other items is comprised of executive transition costs including recruiting costs of $0.4 million, costs associated with the share repurchase program of $0.1 million, and duplicate headquarters rent of less than $0.1 million. For the fiscal year ended March 31, 2026, other items is comprised of executive transition costs of $0.3 million, and costs associated with the share repurchase program of less than $0.1 million. For the fiscal year ended March 31, 2025, other items is comprised of executive transition costs of $0.8 million, costs associated with the share repurchase program of $0.4 million, and duplicate headquarters rent of less than $0.1 million. For the fiscal year ended March 31, 2024, other items comprised of non-recurring retention payments to management of $1.4 million, executive transition costs of $1.3 million, tax penalties of less than $0.1 million, and duplicate headquarters rent of less than $0.1 million.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with U.S. GAAP, for each of the periods indicated:

Free Cash Flow

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2026	2025	2026	2025
Free cash flow reconciliation:
Net cash used in operating activities	$(1,351)	$(10,258)	$(23,158)	$(7,079)
Capital expenditures	(713)	(1,729)	(3,416)	(6,157)
Free cash flow	$(2,064)	$(11,987)	$(26,574)	$(13,236)

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com